Exhibit 3.1

AMENDMENT TO

AMENDED AND RESTATED BY-LAWS

OF

CARMIKE CINEMAS, INC.

This Amendment to Amended and Restated By-Laws (the “By-Laws”) of Carmike Cinemas, Inc., a Delaware corporation (the “Corporation”), is dated as of this 29th day of June, 2016 (this “Amendment”).

Recitals

A. The By-Laws were previously adopted by the Board of Directors of the Corporation.

B. The Board of Directors of the Corporation has hereby amended the By-Laws as set forth below, in accordance with Article XI of the By-Laws, effective as of the date of this Amendment.

Amendment

NOW, THEREFORE, the By-Laws are hereby amended as follows:

1.	By amending Section 2.8 of the By-Laws to read in its entirety as follows:

“Section 2.8. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is once present, it is not broken by the subsequent withdrawal of any stockholder. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. In addition, the presiding officer (as identified pursuant to Section 2.11 hereof) or the Chief Executive Officer may adjourn any meeting of the stockholders from time to time, whether or not a quorum is present. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally noticed.”

2.	Except as specifically amended by this Amendment, the By-Laws shall remain the same in all respects and in full force and effect. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the By-Laws other than as expressly set forth herein.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amendment, effective as of the date first above written.

By:	/s/ Daniel E. Ellis
Daniel E. Ellis Senior Vice President, General Counsel and Secretary